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                                 EXHIBIT  21
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                   Falcon Products, Inc. and Subsidiaries

                       SUBSIDIARIES  OF  THE  COMPANY
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   The following are wholly-owned subsidiaries of the Company:  Kaydee Metal
Products Corporation; Falcon International, E.U.R.L. (a French corporation); Falcon De Juarez, S.A. de C.V.(a Mexican corporation); and Fundiciones, Tecnicas, S.A. (a Mexican corporation). Falcon Mimon, a.s. (a Czech Republic corporation) is a 75%-owned subsidiary of the Company.